EXHIBIT 99.1

COMPANY PRESS RELEASE

NASDAQ APPROVES MICROGRAFX REQUEST FOR CONTINUED LISTING

DALLAS--(BUSINESS WIRE)--Feb. 23, 2001--Micrografx, Inc. (Nasdaq:MGXI - news) today announced that the Nasdaq Listings Qualification Panel (the "Nasdaq Panel") has determined to continue the Company's listing on The Nasdaq National Market. The continued listing is subject to certain conditions including: the Company maintaining a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days, and by no later than May 15, 2001, provide evidence to Nasdaq that the net tangible assets of the Company are equal to or greater than $4,500,000. The Company has developed plans to meet the Nasdaq Panels requirements, however, there can be no assurances that it will be successful.

Micrografx said that in the event the Company fails to comply with any of the terms of the exception granted by the Nasdaq panel, the Company's securities may be transferred to the Nasdaq Small Cap Market, provided the company is able to demonstrate compliance with all applicable maintenance criteria and an ability to sustain long-term compliance. In the event the Company is unable to do so, its securities will be de-listed by the Nasdaq Stock Market.

About Micrografx, Inc.
Micrografx is a recognized global leader in providing software, solutions and services enabling customers to improve productivity by graphically visualizing, improving and implementing key business processes. By visualizing and interacting with the data and information associated with these business processes, our customers improve time-to-market, customer satisfaction, and profitability. Key customer initiatives include improving and implementing processes that drive e-business, quality initiatives like Six Sigma, and key line-of-business applications including supply chain management, interactive parts catalogs and interactive electronic technical manuals. Visit www.micrografx.com for more information or contact 888-744-1210.

Note to Investors: This release, other than historical information, includes forward-looking statements with respect to achieving corporate objectives, strategic direction, advancement of enterprise business, and certain other matters. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: product development, product introductions, licensing agreements, technological change, competition, international operations, changes in distribution channels, seasonality, growth in the enterprise solutions business of the Company, market demand and acceptance of products, the impact of changing economic conditions, fluctuation in foreign currency exchange rates, and others detailed in the Company's Annual Report on Form 10-K, Quarterly Reports on Forms 10-Q and other Securities and Exchange Commission filings. These filings can be obtained by contacting Micrografx Investor Relations.

Contact:

     Micrografx, Inc., Dallas
     John Carradine, 469/232-1000


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